UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

APPLIED OPTOELECTRONICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

APPLIED OPTOELECTRONICS, INC.

13139 Jess Pirtle Blvd., Sugar Land, TX 77478

SUPPLEMENT TO PROXY STATEMENT FOR

THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 10, 2025

On April 2, 2025, the Board of Directors of Applied Optoelectronics, Inc. (the “Company”) approved an amendment to the Company’s Amended and Restated By-laws to reduce the quorum needed for any special meeting of stockholders to one-third (33.33%) of the Company’s voting power of the issued and outstanding shares of capital stock of the Company entitled to vote thereat, present in person or represented by proxy. This amendment does not affect the quorum requirement for annual meetings of stockholders, which remains unchanged. The new quorum requirement will apply to the Special Meeting of Stockholders (the “Special Meeting”) to be held on Thursday, April 10, 2025, at 9:30 a.m. Central Time, at the Company’s principal offices at 13139 Jess Pirtle Blvd., Sugar Land, TX 77478.

If you have voted by proxy already, your vote will be counted and there is no need to take any further action. If for any reason you wish to revoke your proxy or change your vote, please follow the instructions in the Company’s Proxy Statement for the Special Meeting (the “Proxy Statement”), which was filed with the U.S. Securities and Exchange Commission on March 10, 2025.

This document amends and supplements the Proxy Statement to reflect the new quorum requirement applicable to the Special Meeting.

The paragraph under the heading “Quorum” on page one of the Proxy Statement is hereby amended to read in full as follows:

“The presence of at least one-third of our common stock outstanding and entitled to vote as of the close of business on the Record Date, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Special Meeting. Your shares will be counted towards the quorum if you submit a valid proxy (or one is submitted on your behalf by your bank, broker or other nominee) or if you vote in person at the meeting. In addition, shares present in person, but not voting; shares for which we receive signed proxies, but for which holders have abstained from voting; and shares represented by proxies for which voting instructions were provided and returned by a bank, broker or other nominee holding shares will each be counted as present for purposes of determining the presence of a quorum. Since both of the proposals at the Special Meeting are considered “non-routine” matters, we do not expect that there will be any broker non-votes (as discussed below under “Effect of Abstentions and Broker Non-Votes”).”

The record date for the Special Meeting remains March 5, 2025.

We encourage you to read all of our proxy materials, including our Proxy Statement, so that you may be informed about the business to come before the Special Meeting. Your participation in our business is important, regardless of the number of shares that you hold. We urge you to vote regardless of whether you expect to attend the Special Meeting so that we may ensure that a quorum is present.

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